EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30558, 333-46990 and 333-81243), pertaining to the 1992 Stock Option Plan, the 1993 Non-Employee Directors’ Equity Incentive Plan and the 2000 Employee Stock Purchase Plan, and in the Registration Statements on Form S-3 (Nos. 333-102988, 333-85160, 333-61866, 333-25661, 333-32159, 333-23085, 333-17501 and 333-03507) and the related Prospectuses of our report dated February 11, 2003 with respect to the consolidated financial statements and schedule of Questcor Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 20, 2003

73